EXHIBIT 10.13

CONSULTING AGREEMENT

CONSULTING AGREEMENT, dated as of June 1, 2011, by and between MANHATTAN SCIENTIFICS, INC., a Delaware corporation with its principal place of business located at 405 Lexington Avenue, 26th Floor, New York, New York 10174 (the “Company”), and V. Gerald Grafe, an individual with a principal place of business located at [*] (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant has experience in providing legal counsel for intellectual property and business development for numerous startups, venture-funded companies, and public companies;

WHEREAS, the Company wishes to retain Consultant to serve as an executive officer and provide counsel to Senior Scientific LLC (“Senior Scientific”) and Scientific Nanomedicine, Inc. (“SNMI”), the Company’s wholly-owned subsidiaries;

WHEREAS, the Consultant, in accordance with the terms and provisions set forth below, desires to be retained by the Company under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and the premises set forth herein, the Consultant and the Company hereby agree as follows:

1. Services.

(a) The Company hereby engages Consultant to serve as an executive officer of Senior Scientific and SNMI and to manage the commercialization of the technology owned by Senior Scientific and SNMI. Services would include strategic planning, managing and cultivating business relationships, applying for and managing grants and developing business plans (the “Commercialization Services”).

(b) In addition to the Commercialization Services, the Company shall have a separate engagement agreement pursuant to which the Consultant shall provide legal services to the Company and its subsidiaries.

(c) In performing the Services, Consultant shall report to the Company’s chief executive officer. Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Company or its subsidiaries.

(d) Consultant accepts the engagement provided in this Agreement and agrees to perform the Services in a professional manner, diligently and in good faith. Notwithstanding anything to the contrary contained herein, Consultant shall not be required to devote his full time and attention to the Services. The Company recognizes that the Consultant has other business activities to which he devotes a significant amount of his time and that provision of the Services by Consultant hereunder will be subject to the Consultant’s other professional commitments.

2. Term. This Agreement shall, subject to Section 4 hereof, have a six-month term (the “Term”) commencing on the date hereof and ending on [December 1], 2011 (“Initial Termination Date”). The Term may be extended by the Company for another six months after the Initial Termination Date on the terms herein.

3. Compensation. In consideration of the Services to be rendered by Consultant, the Company will pay Consultant:

(a) Stock Compensation. Upon execution and delivery of this Agreement, the Company will issue to Consultant 2,307,692 shares of the Company’s restricted (unregistered) common stock valued at $75,000. The Company will pay applicable gross receipts tax promptly on issuance of the stock.

(b) Monthly Compensation. During the Term, the Company agrees to pay to Consultant a monthly consulting fee of $12,500, to be paid on the last day of each month.

(c) Gross Receipts Tax. The Company will pay all gross receipts taxes on compensation paid to Consultant.

(d) Cost Reimbursement. Consultant shall invoice the Company, and the Company will promptly reimburse Consultant, for Costs incurred by Consultant in performing the Services.

(e) Extension. If the Term is extended by the Company, the Consultant shall receive a distribution of shares of the Company’s restricted (unregistered) common stock equal to $75,000 divided by 50% of the closing market price on the Initial Termination Date.

4. Termination of Agreement.

(a) This Agreement is terminable at any time by either party on not less than 30 days’ prior written notice to the other.

(b) This Agreement shall terminate immediately upon the death or disability of the Consultant. The term “disability” shall mean any illness, disability, incapacity or condition of the Consultant which prevents him from substantially performing the Services on behalf of Consultant for a period of two (2) consecutive months.

(c) The Company may terminate this Agreement at any time for Cause upon written notice to Consultant The term “Cause” shall mean (i) a material breach by Consultant of the provisions of Section 6 hereof after written notice by the Company affording Consultant a reasonable opportunity to cure in the case of a breach that is susceptible to cure, (ii) intentional and material acts of dishonesty or deliberate misconduct on the part of Consultant, in each case in connection with the performance of the Services, after written notice by the Company affording Consultant a reasonable opportunity to cure in the case of a breach that is susceptible to cure, or (iii) failure by Consultant to perform the Services after written notice by the Company affording Consultant a reasonable opportunity to cure.

5. Assignment of Rights.

(a) Consultant shall have no proprietary interest in the work performed by Consultant (hereinafter referred to as “work product”) during the course of performing the Services, whether during or after working hours, and Consultant agrees that such work product (whether performed during or after working hours and whether performed at the Company’s premises, Consultant’s office or otherwise) is work made for hire and that the Company shall have all proprietary rights in such work product and any derivative work product throughout the world.

(b) With respect to any work which is developed by Consultant with respect to the Services during the Term and which is not deemed to be work made for hire, Consultant hereby irrevocably assigns and transfers to the Company, its successors, assigns or nominees, in perpetuity throughout the world all of Consultant’s right, title and interest in and to all such work product.

(c) Consultant’s work product, whether the work product is described in Sections 5(a) or 5(b) hereof, may be used by the Company for any purpose or in any media whatsoever, whether now known or developed in the future in perpetuity and throughout the world, and Consultant hereby releases the Company from any payments for any use of the work product other than the compensation provided pursuant to this Agreement. It is further agreed that, without charge to the Company, but at the Company’s expense, Consultant will execute and deliver all such further papers as may be necessary, in any and all countries, to vest title in the work product in the Company.

6. Confidential Information.

(a) Consultant recognizes and acknowledges that during the course of performing the Services, Consultant will acquire information regarding the Company and the Company’s business methods, technology, products, plans and clients and other information which is not publicly known and which the Company regards as proprietary to it and includes any confidential proprietary information (“Confidential Information”). Without limiting the generality of the foregoing, Confidential Information includes all proprietary know-how, use and applications know-how, technical information, product formulae and formulations and other trade secrets relating to the Company’s products and proposed products, any information or other information contained in any patent application, regardless of whether a patent is ever issued with respect to such application, results of studies and surveys, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts and all other information relating to the Company’s products.

(b) With the exception of disclosures concerning the SNMI Technology in connection with the performance of the Services, Consultant agrees that it will not, at any time, whether during or after the Term, disclose to any person or use, directly or indirectly, for Consultant’s own benefit or the benefit of others, or aid or assist others in using any Confidential Information, or permit any person to examine or make copies of any document which may contain or is derived from Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession or control.

(c) In the event that Consultant is, pursuant to, or required by, applicable law, regulation or legal process, to disclose any of the Confidential Information, Consultant will notify the Company promptly so that the Company may, at its cost, seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 6. Consultant shall not disclose any Confidential Information until the court has made a ruling. In the event that no such protective order or other remedy is obtained, or in the event that the disclosing party waives compliance with the terms of this Section 6, Consultant will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

7. Return of Confidential Information. Consultant shall, upon completion of the Services or upon termination of Consultant’s engagement with the Company, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in Consultant’s possession or under Consultant’s control which may contain or be derived from Confidential Information, together with all documents, notes or other work products which are connected with or derived from the Services. To the extent that any Confidential Information is on Consultant’s hard drive or other storage media, Consultant shall, upon the request of the Company, cause such information to be erased from its computer disks and all other storage media.

8. Injunctive Relief. Consultant acknowledges that the violation or threatened violation by Consultant of any of the provisions of Sections 6 and 7 hereof shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Consultant consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Consultant from any violation or threatened violation of such provisions and compelling Consultant to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, and not in lieu of, any other remedies available to the Company at law or in equity for any such violation by Consultant.

9. Independent Contractor. It is expressly agreed that the Company and Consultant are acting hereunder as independent contractors. Neither party shall be deemed to an employer, employee, agent, partner or joint venturer of the other. Neither party has authority to enter into agreements on behalf of any other party or to bind any other party in any way. Consultant shall maintain liability insurance, workman’s compensation and any other required insurance and shall be liable for any personal injury or damages to property which occurs as a result of its actions during the performance of the Services.

10. Notices. Any notices required or permitted to be sent hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, or by messenger or overnight courier which provides evidence of delivery, or by telecopier or similar means of communication if the receipt is acknowledged or if a copy thereof is sent in the manner provided in this Section 10. Notices shall be sent to the addresses first set forth above or to such other address as a party may designate by notice pursuant hereto, or, if sent by telecopier, to the telecopier number set forth on the signature page of this Agreement. Notices shall be effective upon the date when delivery is either effected or refused.

11. Survival. The provisions of Sections 6, 7, 8, 9, 10, 11 and 12 hereof shall survive any termination of this Agreement or the Term.

12. Miscellaneous.

(a) Consultant represents, warrants, covenants and agrees that it has a right to enter into this Agreement, that it is not a party to any agreement or understanding, oral or written, which would prohibit performance of its obligations under this Agreement, and that it will not use in the performance of its obligations hereunder any proprietary information of any other party which Consultant is legally prohibited from using.

(b) This Agreement, and the respective rights, duties and obligations of the parties pursuant to this Agreement, shall be governed and construed in accordance with the laws of the State of New Mexico applicable to agreements executed and to be performed wholly within such state without regard to principles of conflicts of law. Each party hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement may be brought in any federal or state court situated in the City of New Mexico, (ii) irrevocably submits to and accepts, with respect to its properties and assets, generally and unconditionally, the in personam jurisdiction of the aforesaid courts and waives the defense of an inconvenient forum to the maintenance of such action or proceeding, and (iii) agrees that service in any such action may be made either (x) by mailing or delivering a copy of such process to such party in the manner set forth in Section 10 hereof, other than by facsimile transmission, or (y) by any other manner permitted by law.

(c) This Agreement shall bind and inure to the benefit of the parties, and their respective successors and assigns; provided, however, that neither party may assign its obligations under this Agreement.

(d) If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement, shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

(e) Each of the parties to this Agreement shall execute and deliver to the other party, without charge to the other party, any further instruments and documents and take such other action as may be requested by the other party in order to provide for the other party the benefits of this Agreement.

(f) This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

[Balance of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the date first above written.

MANHATTAN SCIENTIFICS, INC.

By:	/s/ Emmanuel Tsoupanarias
Emmanuel Tsoupanarias, Chief Executive Officer
Fax No. - (614) 455-6714

By:	/s/ V. Gerald Grafe
V. Gerald Grafe Manager Fax No. 505-213-0998